Response to Item 77I

Eaton Vance Ohio Municipal Income Trust
The Fund began issuing Institutional MuniFund
Term Preferred shares during the period. The terms of these share classes are described in an offering memorandum dated February 23, 2016, which is incorporated herein by reference.